Exhibit n.2

LETTER OF CONSENT

I hereby consent to the inclusion of any references to my name and biographical information in the Registration Statement on Form N-2 of Medley Capital Corporation dated January __, 2012 and any amendments thereto.

Very truly yours,

/s/ Richard A. Dorfman
Richard A. Dorfman

January 19, 2012

New York, New York